EXHIBIT 99.1

MannKind Corporation Reports 2018 First Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

•	Q1 2018 Afrezza Net Revenue was $3.4 million; +184% vs. Q1 2017 (+234% under the 2017 revenue recognition model)
•	Q1 2018 Net Cash Used in Operating Activities was $21.7 million
•	STAT study results accepted for presentation at American Diabetes Association’s 78th scientific sessions
•	Initiated Phase 1 clinical trial of Treprostinil Technosphere

WESTLAKE VILLAGE, CA, May 9, 2018 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ:MNKD) today reported financial results for the first quarter ended March 31, 2018.

“We started 2018 with solid growth of 184% in quarterly Afrezza sales year-over-year, which reflects our progression as a fully-integrated commercial enterprise and our focused promotional efforts,” said Michael Castagna, Chief Executive Officer of MannKind Corporation.  “We look forward to new scientific data releases at the American Diabetes Association scientific meeting in June to help clinicians better understand the unique benefits of this innovative product.”

For the first quarter of 2018, Afrezza net revenue was $3.4 million compared to $1.2 million for the first quarter of 2017, an increase of $2.2 million or 184%.  On January 1, 2018, the Company adopted ASC 606, the new revenue recognition standard, under which it recognizes revenue as it sells product to wholesale distributors.  Previously, it recognized sales on the basis of a model that estimated the sale of Afrezza to patients.  As of January 1 2018, it reduced $3.4 million in previously deferred revenue (that reflected inventory in sales channels) to zero and also made a corresponding decrease to accumulated deficit. A comparison of the condensed consolidated financial statements with and without the adoption of ASC 606 can be found in the Notes to Condensed Consolidated Financial Statements in the form 10-Q for the quarter ended March 31, 2018. Total revenue for the first quarter of 2018 was $3.4 million compared to $3.0 million for the first quarter of 2017, an increase of $0.4 million or 15%. This increase was primarily due to the increased net revenue from Afrezza, partially offset by the sale of bulk insulin of $1.7 million in the first quarter of 2017.

Cost of goods sold for the first quarter of 2018 was $4.0 million compared to $2.5 million for the first quarter of 2017, an increase $1.5 million or 57%. This increase was primarily the result of higher Afrezza sales compared to the same period in the prior year together with inventory write-offs of $0.6 million in the quarter ended March 31, 2018. There were no inventory write-offs in the same period of the prior year.

Research and development (R&D) expenses for the first quarter of 2018 were $2.6 million compared to $3.1 million for the first quarter of 2017, a decrease of $0.5 million or 16%. This decrease reflected a $1.1 million reallocation of salary and salary-related expenses from R&D in 2017 to selling, general and administrative expenses (SG&A) in 2018) associated with personnel who were engaged in R&D activities in 2017 and transitioned to providing medical affairs and pharmacovigilance support to Afrezza commercial activities in 2018. The decrease in R&D expenses in the first quart of 2018 was offset by increased outside contract research organization spending on clinical trials of $0.5 million.

SG&A expenses were $20.6 million for the first quarter of 2018 compared to $15.4 million for the first quarter of 2017.  The $5.2 million or 34% increase was primarily due to $5.7 million in headcount-related expenses from additional field force and G&A support functions (inclusive of the $1.1 million reallocation from R&D).  In addition, there was a charge of $0.8 million in the first quarter 2018 for costs related to transitioning corporate support functions from Danbury, CT to Westlake Village, CA to create a more efficient back-office operation. Partially offsetting these increases were a $0.5 million decrease in spending on outside sales efforts that were transitioned in-house, $0.6 million lower consulting costs, and $0.2 million due to lower facility costs.

The net loss for the first quarter of 2018 was $30.4 million, or $0.25 per share compared to a $16.3 million net loss in the first quarter of 2017 or $0.17 per share.  In addition to the variances described above which impacted the net loss in 2017, there was a favorable change due to a non-cash gain recognized in the first quarter of 2017 for the decrease in the fair value of warrant liability of $6.6 million which did not have a corresponding first quarter 2018 amount as the warrants were exchanged for shares and cancelled in October 2017.

Cash, cash equivalents and restricted cash at March 31, 2018 decreased to $27.2 million compared to $48.4 million at December 31, 2017, primarily due to net cash used in operating activities of $21.7 million in the first quarter 2018 offset by $0.5 million of net proceeds from the at-the-market equity offering facility.  Subsequent to the quarter end in early April, the Company raised $26.3 million of net proceeds from a registered direct offering of 14 million shares of common stock and warrants at a purchase price of $2.00 per share and accompanying warrant exercisable at $2.38 per share.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. To participate in the live call by telephone, please dial (800) 289-0438 toll-free or (323)794-2423 toll/international and use the conference passcode: 3321662. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s website at www.mannkindcorp.com.

A telephone replay of the call will be accessible for approximately 14 days following completion of the call by dialing (844) 512-2921 toll free or (412) 317-6671 toll/international and use the replay passcode: 3321662. A replay will also be available on MannKind’s website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ: MNKD) focuses on the development and commercialization of therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MANNKIND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
Revenues:
Net revenue – commercial product sales	$3,402	$1,196
Net revenue – collaboration	63	63
Revenue – other	--	1,750

Total net revenues	3,465	3,009

Expenses:
Cost of goods sold	4,008	2,548
Research and development	2,644	3,129
Selling, general and administrative	20,618	15,389
Loss on foreign currency translation	2,984	1,545
Total expenses	30,254	22,611

Loss from operations	(26,789)	(19,602)
Other (expense) income:
Change in fair value of warrant liability	--	6,629
Interest income	106	55
Interest expense on notes	(1,794)	(2,706)
Interest expense on note payable to principal stockholder	(1,114)	(714)
Loss on extinguishment of debt	(825)
Other income	31	14

Net loss	$(30,385)	$(16,324)

Net loss per share — basic	$(0.25)	$(0.17)

Net loss per share — diluted	$(0.25)	$(0.17)

Shares used to compute basic net (loss) income per share	120,911	95,744

Shares used to compute diluted net (loss) income per share	120,911	95,744

MANNKIND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$26,706	$43,946
Restricted cash	527	4,409
Accounts receivable, net	1,550	2,789
Inventory	3,891	2,657
Deferred costs from commercial product sales	--	405
Prepaid expenses and other current assets	2,354	3,010

Total current assets	35,028	57,216
Property and equipment, net	26,481	26,922
Other assets	368	437
Total assets	$61,877	$84,575

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$4,976	$6,984
Accrued expenses and other current liabilities	15,930	12,449
Facility financing obligation	43,654	52,745
Deferred revenue, net	--	3,038
Deferred payments from collaboration - current	250	250
Recognized loss on purchase commitments — current	15,859	12,131

Total current liabilities	80,669	87,597
Note payable to principal stockholder	72,247	79,666
Accrued interest — note payable to principal stockholder	3,469	2,347
Senior convertible notes	24,368	24,411
Recognized loss on purchase commitments — long term	96,694	97,585
Deferred payments from collaboration – long term	437	500
Milestone rights liability and other liabilities	7,201	7,201

Total liabilities	285,085	299,307
Total stockholders’ deficit	(223,208)	(214,732)

Total liabilities and stockholders’ deficit	$61,877	$84,575

Company Contact:
Rose Alinaya
SVP, Investor Relations and Treasury
818-661-5000
ir@mannkindcorp.com